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                                                                     EXHIBIT 99.

                                                                    NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                PICO HOLDINGS, INC. AND GLOBAL EQUITY CORPORATION
                  IFS FINANCIAL CORPORATION SUBSIDIARY ACQUIRES
                   AMERICAN PHYSICIANS LIFE INSURANCE COMPANY


     (LA JOLLA, CALIFORNIA)--DECEMBER 7, 1998--PICO Holdings, Inc. ("PICO") and IFS Financial Corporation ("IFS") jointly announced today that The Physicians Investment Company, a PICO Holdings subsidiary, has sold its American Physicians Life Insurance Company unit to American Founders Life, a subsidiary of IFS, for the purchase price of $17 million.

         American Physicians Life ("APL") is a Texas life and health insurance and annuity insurer that is licensed in 23 states and the District of Columbia. It was formed in 1978 and has approximately $65 million in assets.

         The sale of APL is a result of PICO's continued commitment to maximize value for its shareholders through the purchase and sale of value investments.

     PICO is a holding company with offices located in La Jolla, California, principally engaged in property and casualty insurance; the development of surface, water, geothermal and mineral rights; and strategic investing.
PICO stock trades on the Nasdaq National Market System under the symbol "PICO".


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CONTACT: (619) 456-6022
                       RICHARD H. SHARPE, CHIEF OPERATING OFFICER (EXT. 201) JAMES F. MOSIER, GENERAL COUNSEL AND SECRETARY (EXT. 202)